           Grey Advertising Inc. and Consolidated Subsidiary Companies
                                 Exhibit - 11.01
            Statement Re: Computation of Net Income Per Common Share

                                                FOR THE YEAR ENDED
                                                    DECEMBER 31
                                           ----------------------------
                                                1996            1995
                                           ----------------------------
PRIMARY
   Average shares outstanding(1)              1,262,443       1,269,888
   Net effect of dilutive stock options-
     based on the treasury stock method
     using average market price                  32,998          25,294
                                           ----------------------------

     TOTAL                                    1,295,441       1,295,182
                                           ============================

Net Income                                  $28,602,000     $23,438,000
Less: Effect of dividend requirements
   and the change in redemption value
   of redeemable preferred stock             (1,356,000)     (1,698,000)
                                           ----------------------------
 NET EARNINGS USED IN
   COMPUTATION                              $27,246,000     $21,740,000
                                           ============================

Per share amount                                 $21.03          $16.79
                                           ============================

 FULLY DILUTED
   Average shares outstanding(1)              1,262,443       1,269,888
   Net effect of dilutive stock options-
     based on treasury stock method
     using the period-end market price,
     if higher than average market price         43,310          32,961
    Assumed conversion of 8.5%
     convertible subordinated
     debentures issued December 1983             50,892          51,000
                                           ----------------------------


     TOTAL                                    1,356,645       1,353,849
                                           ============================

Net Income                                  $28,602,000     $23,438,000
Less: Effect of dividend requirements
   and the change in redemption value
   of redeemable preferred stock             (1,356,000)     (1,698,000)
Add: 8.5% convertible subordinated
   debentures interest net of income
   tax effect                                   139,000         139,000
                                           ----------------------------
NET EARNINGS USED IN
   COMPUTATION                              $27,385,000     $21,879,000
                                           ============================

Per share amount                                 $20.19          $16.16
                                           ============================



            (1) Includes 74,602 shares and 54,024 shares for 1996 and 1995, respectively, expected to be issued pursuant to the terms of the Senior Management Incentive Plan.

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